Exhibit 10.32

PRIVATE & CONFIDENTIAL

16  November 2007

Mr TLV Kumar
104 Cedar Drive
Redhill Peninsula
18 Pak Pat Sham Road
Hong Kong

RE:            CONTRACT OF EMPLOYMENT

Dear TLV:

Further to our recent discussions, we are very pleased to be able to confirm our offer of employment as President, EMEA with KCI UK Holdings Limited (‘’KCI’’).

1.	Your start date will be December 3, 2007, and your continuous employment will also begin on this date.

2.
Your basic salary at the commencement of your employment will be $350,000 per annum. As of your start date, this sum will be converted into pounds sterling based on the then-prevailing currency rates as published in the Wall Street Journal. You will be eligible for a salary review in April 2008. On a regular basis, and at least annually, the Company will review any changes to the dollar/sterling currency rates and will determine, at its sole discretion, whether any changes to your underlying base salary are appropriate in light of such currency changes.

Salaries are paid monthly direct into employees’ bank accounts by the 25th of the month, and are computed from the 16th to the 15th of the month as regards any unusual payments etc.   Your salary will be paid net of deductions that KCI are legally required to make.

The company reserves the right to pay salaries by cheque on the last day of the month in unusual circumstances.

3.	In this position you are entitled to receive a car allowance of 1,000 pounds per month (or as mutually agreed) in accordance with our vehicle user policy.

4.
In addition to your base salary, you will be eligible for an incentive bonus opportunity with a target bonus value equal to 55% of your annual base salary as part of the Annual Incentive Bonus (AIB) program.  AIB awards will be determined on both individual and corporate performance and will require that you remain in a bonus eligible position through December 31 of the year in question, except as otherwise set forth herein. For 2007, your target bonus opportunity will be pro-rated based on your start date.  This is a discretionary incentive award, subject to change or termination at the Company's sole discretion.

5.
As part of your employment, you will be expected to travel regularly to the Netherlands, the United States and other countries in which KCI operates.  As a result, your employment in the UK will be based out of your personal residence in the UK.

6.	Working Time Directive

In order for KCI to provide excellent customer service, there may be occasions when you will be required to exceed the 48 hour weekly limit imposed by the Working Time Regulations 1998.

We are therefore asking you to agree that for the purposes of the Working Time Regulations 1998 (and any amendment or re-enactment thereof) any legislative provisions imposing a maximum number of average weekly working hours shall not apply to your employment.  A copy of such an agreement is annexed at the end of this written statement.

However, you may revoke your agreement to this at any time by giving the Company not less than 3 months’ written notice of your intention to do so.  If you do revoke your agreement as above, then the standard reference period for calculating weekly working hours will be successive individual blocks of 17 weeks, calculated as from 1 January being the beginning of the first block

7.	Upon starting, you will become eligible to join KCI's pension scheme and life assurance program (details of which are available on request from the Human Resource Manager).

8.
Your position is eligible for participation in the Kinetic Concepts, Inc. equity plan. A recommendation will be made to the Compensation Committee of the Board of Directors that you receive a new hire equity grant with a Black-Scholes value of approximately $1,350,000. This grant will consist of shares of non-qualified stock options (which vest ratably over 4 years) and shares of restricted stock units (60% of the value will be in options and 40% in restricted stock units);  the specific number of shares and units  granted will be calculated at the Company’s sole discretion and will be communicated to you separately. The option exercise price will be set as the closing price on your start date (or the next subsequent closing price if your start date is a date on which the market is closed).  The restricted stock units will vest 33% on each of the 4th, 5th and 6th anniversaries of the grant date (but based on financial performance this vesting could be accelerated to as early as 33% on each of the 1st, 2nd and 3rd anniversaries of the grant date as further specified in the award agreement).  Your position is also eligible for consideration for future annual grants. All equity grant recommendations are subject to CEO and Board of Directors approval, and all grants are governed by the 2004 KCI Equity Plan Document (the “Equity Plan”), which is subject to change.

9.
To assist with your relocation from Hong Kong to London, the Company will provide you with an executive relocation package (details of which will be provided to you separately).  In the event you voluntarily resign your position within 12 months of your start date, you agree to reimburse the Company for any relocation expenses provided to you.  Your relocation package will include use of a Company-leased townhome.

10.
  You will be provided with a cost-of-living allowance of $4,000 per month (this amount will be grossed up for tax purposes).  This dollar amount will be converted into pounds sterling at your start date and subject to review as outlined in Item 2 above.

11.
You will be asked to sign an Executive Retention Agreement which generally provides that in the event your employment is terminated by the Company other than for Cause (as that term is defined in the Equity Plan), you will receive a severance payment equal to one years’ base salary and one year’s target bonus (or two years base salary and two years’ target bonus if your termination other than for cause is within 24 months of a change–in-control).

12.	You will be provided with private health care coverage for you and your wife. Details of this coverage will be provided to you separately.

13.	Your paid holiday entitlement, in addition to all bank and public holidays, will be 25 days per calendar year worked and will be in accordance with and governed by Company holiday policies.

14.	The notice period required by either you or by KCI to terminate the employment will be one month on either side.

15.
Please note that it is not permitted for unauthorised software to be used on company computers, and that all computer diskettes etc. must be checked as virus-free before use on company computers.  Violation of these guidelines would be regarded as gross misconduct.

16.	During your induction we will give you guidelines as to the procedure to follow if you are unexpectedly absent from work. These are contained in KCI’s Sickness Absence Policy.

If you find the above terms and conditions of employment acceptable, please sign below and return the original to me, with a fax copy of this signature page to me at 210-255-6756.  Our offer is also contingent upon your signing and returning to me a copy of the Non-Disclosure Agreement (attached separately) – please fax a signed signature page for that as well.

TLV, it is my sincere hope you will find your experience with KCI to be personally and professionally rewarding.  I look forward to a mutually prosperous working relationship.

We hope you decide to accept this offer of employment, in which case would you kindly sign the enclosed copy of this letter and return it to me within 7 days of receipt.

Yours sincerely

/s/ R. James Cravens

R. James Cravens
Senior Vice President, Human Resources
On behalf of KCI UK Holdings Limited

ACKNOWLEDGMENT BY EMPLOYEE

I accept your offer of employment in your letter dated 19 November 2007.  I have read the terms and conditions contained in this letter (“Written Statement”), the Terms of Employment and the associated Policies referred to in it.  I understand that this Written Statement, the Terms of Employment and the associated Policies together contain the terms that form the basis of my contract of employment with KCI.  I acknowledge receipt of an identical copy of this Written Statement (of which this document is the original) and the Terms of Employment.

SIGNED by:	/s/ TLV Kumar TLV Kumar	Date:	20 Nov. 2007

KCI POLICIES

The following policies are accessible from your Office Manager.

Adoption Leave
Alcohol, Drugs & Smoking
Data Protection
Disciplinary & Capability
Email & Internet
Equal Opportunities
Eye Test
Flexible Working
Grievance
Maternity
Parental Leave
Paternity
Recruitment, Selection & Promotion
Sickness Absence
Stress Management
Theft Prevention
Time off Work
Training
Vehicle User
Whistle Blowing

CIRP

THE WORKING TIME REGULATIONS 1998

(Statutory Instrument 1998 No 1833)

(“The Regulations”)

Agreement under Regulation 5 (1) to exclude the maximum weekly working time provisions as set out in Regulation 4(1) of the Regulations.

Name of worker	TLV Kumar (the “Employee”)

Date this Agreement is effective from	December 3, 2007

1	The Employee agrees that the limit on maximum weekly working time specified in Regulation 4(1) of the Regulations shall not apply to the Employee.

2
The Employee may withdraw his/her agreement given in paragraph 1 above by giving the Company not less than 3 months’ written notice.  This Agreement shall terminate on the expiry of the notice period and the Employee’s maximum weekly working time shall then become subject to the limit specified in Regulation 4(1).

Employee’s signature	/s/ TLV Kumar

Explanatory notes for Employee

1	The Working Time Regulations limit the number of hours you are permitted to work each week to 48 hours averaged over a period of 17 weeks (or, if applicable, 26 weeks).

2	It is unlawful for the Company to allow you to work more than 48 hours a week averaged over a period of 17 weeks (or, if applicable, 26 weeks).

3
The Regulations allow you to ‘opt-out’ of the 48 hour limit so that you can work more than the averaged 48 hours a week.  To ‘opt out’ you must sign a written agreement with the Company stating that the limit will not apply to you.

4	You can exercise your right to ‘opt out’ (so that you can work more than the averaged 48 hour week) by signing this form.

5
If you exercise your right to ‘opt out’ by signing this form and later change your mind, you can give the Company 3 months written notice that you wish the limit on maximum weekly working hours to apply to you.